Exhibit 99.1

Corporate Headquarters: 1526 Cole Boulevard Suite 300 Golden, Colorado 80401 Telephone: 303-233-3500 Facsimile: 303-235-4399 website: www.acttel.com

FOR IMMEDIATE RELEASE: January 30, 2007	News ACTT.OB

ACT TELECONFERENCING ANNOUNCES AT&T CONTRACT EXTENSION

DENVER – ACT Teleconferencing, Inc. (OTC: ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, announced today that its contract with AT&T Services, Inc. has been extended.

Under the terms of the contract extension, ACT will continue to provide outsourced global teleconferencing services to AT&T and its international customers through December 31, 2008. This contract aligns with the Company’s overall strategy to grow its international footprint and the number of customers using its ClarionCall® II global conferencing platform. ClarionCall is covered by one or more of United States Patent Numbers 7,119,828 and 6,967,672 or other patents pending. The proprietary platform continues to grow, as it currently serves over 60 countries outside of the United States.

ClarionCall II provides our customers with easy access to superior multi-media features. Offering the highest-quality attended and unattended conferencing services via either VoIP (Voice over Internet Protocol) or PSTN (Public Switched Telephone Network), the platform tightly integrates the latest audio, web and video technologies.

“We pride ourselves in providing the industry’s highest-quality conferencing services, which is one of the reasons that AT&T has opted to extend its relationship with us,” ACT Teleconferencing President and Chief Executive Officer Gene Warren stated. He continued, “The goal of this relationship is to offer our combined global clients the most innovative products of the 21st century to help them conduct business seamlessly and cost effectively worldwide.”

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations and governments worldwide. ACT’s integrated global audio and video conferencing platforms provide uniform international services, customized uniform billing, managed services and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, Singapore, the U.K. and the U.S., with several virtual locations, including Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa.

Forward Looking Statements: Matters discussed in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology, such as, may, should, expect, plan, intend, anticipate, believe, estimate, predict, potential or continue, the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from the events or results indicated in any forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the “Risk Factors” included in our Form 10-KSB filed for the year ended December 31, 2005.

Contact:

ACT Teleconferencing, Inc.

Liza Kaiser

Phone: 303-233-3500, Email: lkaiser@acttel.com

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